Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Legg Mason Partners Arizona Municipals Fund, Inc. (formerly, Smith Barney Arizona Municipals Fund Inc.):

We consent to the use of our report, incorporated herein by reference, dated July 24, 2006, for Legg Mason Partners Arizona Municipals Fund, Inc., as of May 31, 2006 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Investment Management and Other Services – Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

September 25, 2006